UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2021 (December 19, 2021)

APOLLO MEDICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37392	95-4472349
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801

(Address of Principal Executive Offices) (Zip Code)

(626) 282-0288

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMEH	Nasdaq Capital Market

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2021, the Board of Directors (the “Board”) of Apollo Medical Holdings, Inc. (the “Company”) appointed Weili Dai and J. Lorraine Estradas, R.N., B.S.N., M.P.H. to serve as members of the Board, effective December 31, 2021.

Ms. Dai is the cofounder of global semiconductor company Marvell Technology where she served as president and director until 2016. In 2018, Ms. Dai cofounded MeetKai, Inc., an AI enabled personalized conversational search company, and continues to serve as its Executive Chairwoman today. She also serves as Chairman of the Board at Lark Technologies, Inc., a healthcare technology company aimed at delivering scalable, virtual chronic conditions care and preventative healthcare through conversational AI. Ms. Dai has been honored on Forbes’ “World’s Most Powerful Women” list and was named an EY Entrepreneur of the Year. Ms. Dai holds a B.S. in Computer Science from the University of California, Berkeley.

Ms. Estradas currently serves as the Chief Executive Officer of Arroyo Vista Family Health Center, a non-profit network of community health centers serving Greater Northeast Los Angeles since 1981. Under Ms. Estradas’ leadership, Arroyo Vista has grown from a small storefront clinic to a healthcare delivery network of four health centers and a mobile medical clinic serving the healthcare needs of medically underserved families within its local communities. Ms. Estradas also currently serves as a City Health Commissioner in Los Angeles. Her experience includes hospital and community public health nursing at UCLA, the Eastern Los Angeles Regional Center for the Developmentally Disabled, the State of California Department of Health Services – Rural Health Farmworker Division, and Arroyo Vista Family Health Center. Ms. Estradas has a Bachelor of Science degree in Nursing as well as a master’s degree in Public Health, both from UCLA.

There are no family relationships between Ms. Dai or Ms. Estradas and any director or executive officer of the Company. There are no arrangements or understandings between either Ms. Dai or Ms. Estradas and any other persons pursuant to which Ms. Dai and Ms. Estradas were appointed to the Board.

Arroyo Vista Family Health Center provides certain primary care services and other professional services to enrollees of certain health care service plans, the providers of which have contracted with Allied Physicians of California, a Professional Medical Corporation (“APC”), a consolidated variable interest entity of the Company. Under such arrangement, Arroyo Vista Family Health Center has paid Network Medical Management, Inc., the Company’s principal wholly-owned subsidiary, approximately $1.2 million for management and administrative services for the nine months ended September 30, 2021.

Ms. Dai is not a participant in, nor is she to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

A copy of the press release containing the announcement of Ms. Dai and Ms. Estradas’ appointment is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Apollo Medical Holdings, Inc., dated December 20, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Date: December 20, 2021	By:	/s/ Thomas S. Lam
	Name:	Thomas S. Lam, M.D., M.P.H.
	Title:	Co-Chief Executive Officer and President